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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

   PR Pharmaceuticals, Inc.
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  (Last)               (First)                 (Middle)

  1512 Webster Court
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                  (Street)

  Fort Collins          Colorado                80524
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   March 2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Verex Laboratories, Inc. -- VRXL.OB
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

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
FORM 3 (continued)
             Table I -- Non-Derivative Securities Beneficially Owned
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                                   3.Ownership Form:
1.Title of  2.Amount of Securities   Direct (D) or   4. Nature of Indirect
  Security    Beneficially Owned     Indirect (I)      Beneficial Ownership
  (Instr. 4)       (Instr. 4)         (Instr. 5)             (Instr.5)
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Common Stock        1,345,517             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                     3. Title and Amount                  5.Owner-
                                   of Securities Underlying                 ship
                                     Derivative Security                   Form of
              2. Date Exercisable         (Instr. 4)                      Derivative
               and Expiration Date ------------------------ 4. Conver-     Security:
                (Month/Day/Year)                    Amount     sion or      Direct   6. Nature of
1. Title of   --------------------                    or       Exercise     (D) or      Indirect
 Derivative    Date        Expira-                  Number     Price of    Indirect     Beneficial
  Security     Exer-       tion                       of       Derivative    (I)        Ownership
 (Instr. 4)   cisable      Date        Title        Shares     Security    (Instr.5)    (Instr. 5)
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Not Applicable
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
Explanation of Responses:
(1) The reporting person owns 26.56% of PR Pharmaceuticals, Inc. ("PRP") and serves as one of the three trustees for a trust holding 1,900,000 shares of PRP. The reporting person disclaims beneficial ownership of all shares of Verex, except to the extent of his pro rata indirect interest through PRP.

                                  /s/ Steve R. Howe                    4/10/00
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                              **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).